Exhibit 99.1

Dorian LPG Ltd. Announces Fourth Quarter and Full Fiscal Year 2021 Financial Results

Stamford, CT –May 19, 2021 – Dorian LPG Ltd. (NYSE: LPG) (the “Company,” “Dorian LPG,” “we,” and “our”), a leading owner and operator of modern very large gas carriers (“VLGCs”), today reported its financial results for the three months and fiscal year ended March 31, 2021.

Highlights for the Fourth Quarter Ended March 31, 2021

◾	Revenues of $99.6 million.

◾	Time charter equivalent (“TCE”)(1) per operating day rate for our fleet of $49,474.

◾	Net income of $44.0 million, or $0.93 earnings per diluted share (“EPS”), and adjusted net income(1) of $40.8 million, or $0.86 adjusted diluted earnings per share (“adjusted EPS”)(1).

◾	Adjusted EBITDA(1) of $65.0 million.

◾	Repurchased 8.4 million shares, or approximately 16.8% of our then outstanding common shares, pursuant to our previously announced tender offer.

◾	Expect to take delivery in March 2023 of an 84,000 cubic meter dual fuel VLGC from Kawasaki Heavy Industries under a Japanese financing arrangement.

Highlights for the Fiscal Year Ended March 31, 2021

◾	Revenues of $315.9 million.

◾	TCE(1) per operating day rate for our fleet of $39,606.

◾	Net income of $92.6 million, or $1.86 EPS, and adjusted net income(1) of $85.4 million, or $1.71 adjusted EPS(1).

◾	Adjusted EBITDA(1) of $188.6 million.

◾	Repurchased over $124.8 million of our common stock, or approximately 9.6 million shares, between our previously announced tender offer and common share repurchase program

(1)	TCE, adjusted net income, adjusted EPS and adjusted EBITDA are non-GAAP measures. Refer to the reconciliation of revenues to TCE, net income to adjusted net income, EPS to adjusted EPS and net income to adjusted EBITDA included later in this press release.

John Hadjipateras, Chairman, President and Chief Executive Officer of the Company, commented, “Though the past year presented major challenges relating to the pandemic, the commitment of our nearly eight hundred seafarers, five hundred presently at sea, as well as the dedication of our shore-side staff, we believe has put Dorian LPG in its strongest position to date. Upsizing our $100 million self-tender offer by 13.5% to repurchase 8.4 million shares demonstrates our strong commitment to returning shareholder capital.”

Fourth Quarter Fiscal Year 2021 Results Summary

Our net income amounted to $44.0 million, or $0.93 per share, for the three months ended March 31, 2021, compared to net income of $29.4 million, or $0.56 per share, for the three months ended March 31, 2020.

Our adjusted net income amounted to $40.8 million, or $0.86 per share, for the three months ended March 31, 2021, compared to adjusted net income of $42.3 million, or $0.81 per share, for the three months ended March 31, 2020. We have adjusted our net income for the three months ended March 31, 2021 for an unrealized gain on derivative instruments of $3.3 million. We adjusted our net income for the three months ended March 31, 2020 for an unrealized loss on derivative instruments of $12.9 million. Please refer to the reconciliation of net income to adjusted net income, which appears later in this press release.

The $1.5 million decrease in adjusted net income for the three months ended March 31, 2021 compared to the three months ended March 31, 2020 is primarily attributable to (1) increases of $5.4 million in general and administrative expenses (inclusive of a contingent liability and corresponding expense of $4.0 million during the three months ended March 31, 2021), $1.4 million in vessel operating expenses, $0.8 million in charter hire expenses from our chartered-in VLGCs and $0.3 million depreciation and amortization; and (2) an unfavorable change of $1.5 million in realized gain/(loss) on derivatives; partially offset by an increase in revenues of $4.4 million and a decrease in interest and finance costs of $2.5 million.

The TCE rate for our fleet was $49,474 for the three months ended March 31, 2021, a 4.7% decrease from the $51,888 TCE rate for the same period in the prior year, as further described in “Revenues” below. Please see footnote 6 to the table in “Financial Information” below for other information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) increased from 91.7% in the three months ended March 31, 2020 to 95.3% in the three months ended March 31, 2021.

Vessel operating expenses per day increased to $10,198 during the three months ended March 31, 2021 from $9,407 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters and other revenues earned by our vessels, were $99.6 million for the three months ended March 31, 2021, an increase of $4.4 million, or 4.6%, from $95.2 million for the three months ended March 31, 2020. The increase was primarily attributable to an increase in fleet utilization, which increased from 91.7% during the three months ended March 31, 2020 to 95.3% during the three months ended March 31, 2021. Increased utilization was partially offset by slightly reduced TCE rates, which were $49,474 for the three months ended March 31, 2021 compared to $51,888 for the three months ended March 31, 2020. During the three months ended March 31, 2021, we recognized a reallocation of prior period pool profits based on a periodic review of actual vessel performance in accordance with the pool participation agreements. This reallocation resulted in a $55 increase in our fleet’s overall TCE rates for the three months ended March 31, 2021 due to adjustments related to the relative speed and consumption performance of all vessels participating in the Helios Pool. This compares to a $1,019 increase in our fleet’s overall TCE rates for reallocation of prior period pool profits during the three months ended March 31, 2020. Excluding this reallocation for both periods, TCE rates decreased by $1,450 when comparing the three months ended March 31, 2021 to the three months ended March 31, 2020, primarily due to a reduction of spot market rates. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $54.260 during the three months ended March 31, 2021 compared to an average of $66.662 for the three months ended March 31, 2020.

Charter Hire Expenses

Charter hire expenses for vessels time chartered-in from third parties were $4.5 million for three months ended March 31, 2021 compared to $3.7 million for the three months ended March 31, 2020. The increase of $0.8 million, or  22.5%, was caused by an increase in time chartered-in days, which increased from 151 for the three months ended March 31, 2020 to 180 for the three months ended March 31, 2021.

Vessel Operating Expenses

Vessel operating expenses were $20.2 million during the three months ended March 31, 2021, or $10,198 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time period for the vessels that were in our fleet. This was an increase of $1.4 million, or 7.2%, from $18.8 million, or $9,407 per vessel per calendar day, for the three months ended March 31, 2020. The increase in vessel operating expenses was primarily the result of an increase in crew wages and related costs of $0.9 million, or $532 per vessel per calendar day, and an increase of $0.7 million, or $382 per vessel per calendar day, in repairs and maintenance costs.

General and Administrative Expenses

General and administrative expenses were $11.1 million for the three months ended March 31, 2021, an increase of $5.4 million, or 95.7%, from $5.7 million for the three months ended March 31, 2020. The increase was driven by the recording of a contingent liability of $4.0 million related to a disputed claim relating to one of our VLGCs readiness to lift a cargo scheduled by a charterer and increases of $1.1 million in salaries, wages and benefits, and $0.3 million in higher insurance premiums.

Interest and Finance Costs

Interest and finance costs amounted to $5.8 million for the three months ended March 31, 2021, a decrease of $2.5 million, or 30.9%, from $8.3 million for the three months ended March 31, 2020. The decrease of $2.5 million during the three months ended March 31, 2021 was mainly due a decrease of interest incurred on our long-term debt, primarily resulting from a decrease in average indebtedness and a reduced margin from the refinancing of the commercial tranche of the 2015 AR Facility. Average indebtedness, excluding deferred financing fees, decreased from $659.8 million for the three months ended March 31, 2020 to $612.8 million for the three months ended March 31, 2021. As of March 31, 2021, the outstanding balance of our long-term debt, excluding deferred financing fees, was $602.1 million.

Unrealized Gain/(Loss) on Derivatives

Unrealized gain on derivatives amounted to approximately $3.3 million for the three months ended March 31, 2021, compared to a $12.9 million loss for the three months ended March 31, 2020. The favorable $16.2 million difference is primarily attributable to an increase of $12.0 million in the fair value of our interest rate swaps caused by changes in forward LIBOR yield curves and $4.2 million in favorable variances related to our forward freight agreement (“FFA”) positions settled prior to the three months ended March 31, 2021.

Realized Gain/(Loss) on Derivatives

Realized loss on derivatives was $0.9 million for the three months ended March 31, 2021, compared to a realized gain of $0.6 million for the three months ended March 31, 2020. The unfavorable $1.5 million change is primarily attributable to (1) fluctuations in floating LIBOR resulting in a $1.1 million unfavorable variance on realized losses in the current period on our interest rate swaps and (2) prior period settlements on our FFA positions of $0.4 million that did not recur as our FFA positions were all settled prior to the three months ended March 31, 2021.

Fiscal Year 2021 Results Summary

Our net income amounted to $92.6 million, or $1.86 per share, for the year ended March 31, 2021, compared to net income of $111.8 million, or $2.07 per share, for the year ended March 31, 2020.

Our adjusted net income amounted to $85.4 million, or $1.71 per share, for the year ended March 31, 2021, compared to adjusted net income of $130.0 million, or $2.41 per share, for the year ended March 31, 2020. We have adjusted our net income for the year ended March 31, 2021 for an unrealized gain on derivative instruments of $7.2 million. We have adjusted our net income for the year ended March 31, 2020 for an unrealized loss on derivatives of $18.2 million. Please refer to the reconciliation of net income to adjusted net loss, which appears later in this press release.

The unfavorable change of $44.6 million in adjusted net income for the year ended March 31, 2021 compared to the year ended March 31, 2020 is primarily attributable to (1) a decrease in revenues of $17.5 million; (2) increases of $10.5 million in general and administrative costs (inclusive of a contingent liability and corresponding expense of $4.0 million during the year ended March 31, 2021), $8.2 million in charter hire expenses from our chartered-in VLGCs, $6.7 million in vessel operating expenses, and $2.2 million in depreciation and amortization; and (3) an unfavorable change of $7.4 million in realized gain/(loss) on derivatives; partially offset by a decrease of $8.5 million in interest and finance costs.

The TCE rate for our fleet was $39,606 for the year ended March 31, 2021, a 7.5% decrease from the $42,798 TCE rate from the prior year, as further described in “Revenues” below. Please see footnote 6 to the table in “Financial Information” below for other information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) decreased from 95.4% in the year ended March 31, 2020 to 92.8% in the year ended March 31, 2021.

Vessel operating expenses per day increased to $9,741 in the year ended March 31, 2021 from $8,877 in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters and other revenues, net, were $315.9 million for the year ended March 31, 2021, a decrease of $17.5 million, or 5.2%, from $333.4 million for the year ended March 31, 2020. The decrease is primarily attributable to a reduction of average TCE rates and decreased fleet utilization. Average TCE rates of $39,606 for the year ended March 31, 2021 decreased from $42,798 for the year ended March 31, 2020. During the year ended March 31, 2021, we recognized a reallocation of prior period pool profits based on a periodic review of actual vessel performance in accordance with the pool participation agreements. This reallocation resulted in a $707 decrease in our fleet’s overall TCE rates for the year ended March 31, 2021 due to adjustments related to the relative speed and consumption performance of all vessels participating in the Helios Pool. This compares to a $240 increase in our fleet’s overall TCE rates for reallocation of prior period pool profits during the year ended March 31, 2020. Excluding this reallocation for both years, TCE rates decreased by $2,245 when comparing the year ended March 31, 2021 to the year ended March 31, 2020, primarily driven by a reduction in spot market rates. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $55.703 for the year ended March 31, 2021 compared to an average of $67.050 for the year ended March 31, 2020. Our fleet utilization decreased from 95.4% during the year ended March 31, 2020 to 92.8% during the year ended March 31, 2021.

Charter Hire Expenses

Charter hire expenses for the vessels chartered in from third parties were $18.1 million for the year ended March 31, 2021 compared to $9.9 million for the year ended March 31, 2020. The increase of $8.2 million, or 83.9%, was caused by an increase in time chartered-in days, which increased from 426 for the year ended March 31, 2020 to 740 for the year ended March 31, 2021.

Vessel Operating Expenses

Vessel operating expenses were $78.2 million during the year ended March 31, 2021, or $9,741 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time period for the vessels that were in our fleet. This was an increase of $6.7 million, or 9.4%, from $71.5 million, or $8,877 per vessel per calendar day, for the year ended March 31, 2020. The increase in vessel operating expenses was primarily the result of a $6.0 million, or $755 per vessel per calendar day, increase in operating expenses related to repairs and maintenance, spares and stores, and coolant costs, which is inclusive of an increase of $0.4 million, or $54 per vessel per calendar day, in operating expenses related to the drydocking of vessels.

General and Administrative Expenses

General and administrative expenses were $33.9 million for the year ended March 31, 2021, an increase of $10.5 million, or 45.1%, from $23.4 million for the year ended March 31, 2020. This was driven by the recording of a contingent liability of $4.0 million related to a disputed claim relating to one of our VLGCs readiness to lift a cargo scheduled by a charterer and increases of $2.0 million in annual cash bonuses to certain employees, $3.1 million in salaries, wages and benefits, and $1.4 million in higher insurance premiums.

Interest and Finance Costs

Interest and finance costs amounted to $27.6 million for the year ended March 31, 2021, a decrease of $8.5 million from $36.1 million for the year ended March 31, 2020. The decrease of $8.5 million during the year ended March 31, 2021 was due to a decrease of $10.6 million in interest incurred on our long-term debt, primarily resulting from a decrease in average indebtedness and a reduced margin from the refinancing of the commercial tranche of the $758 million debt facility that we entered into in March 2015 with a group of banks and financial institutions, partially offset by a reduction of $2.2 million in amortization of deferred financing fees and loan expenses. Average indebtedness, excluding deferred financing fees, decreased from $683.9 million for the year ended March 31, 2020 to $633.7 million for the year ended March 31, 2021. As of March 31, 2021, the outstanding balance of our long-term debt, excluding deferred financing fees, was $602.1 million.

Unrealized Gain/(Loss )on Derivatives

Unrealized gain on derivatives amounted to approximately $7.2 million for the year ended March 31, 2021 compared to an unrealized loss of $18.2 million for the year ended March 31, 2020. The favorable $25.4 million difference is primarily attributable to an increase of $20.2 million in favorable fair value changes to our interest rate swaps resulting from changes in forward LIBOR yield curves and $5.2 million in favorable variances related to the settlement in the current period of our FFA positions.

Realized Gain/(Loss) on Derivatives

Realized loss on derivatives was $4.6 million for the year ended March 31, 2021, compared to a realized gain of $2.8 million for the year ended the year ended March 31, 2020. The unfavorable $7.4 million change is primarily attributable to (1) fluctuations in floating LIBOR resulting in a $6.2 million unfavorable variance on realized losses in the current period on our interest rate swaps and (2) additional realized losses incurred related to settlements on our FFA positions of $1.2 million.

Fleet

The following table sets forth certain information regarding our fleet as of May 18, 2021. We classify vessel employment as either Time Charter, Pool or Pool-TCO.

	Capacity		Sister		ECO	Scrubber		Charter
	(Cbm)	Shipyard	Ships	Year Built	Vessel(1)	Equipped	Employment	Expiration(2)
Dorian VLGCs
Captain Markos NL	82,000	Hyundai	A	2006	—	—	Pool(4)	—
Captain John NP(3)	82,000	Hyundai	A	2007	—	—	Pool(4)	—
Captain Nicholas ML(3)	82,000	Hyundai	A	2008	—	—	Pool-TCO(5)	Q1 2022
Comet	84,000	Hyundai	B	2014	X	X	Pool(4)	—
Corsair(3)	84,000	Hyundai	B	2014	X	X	Time Charter(6)	Q4 2022
Corvette(3)	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Cougar	84,000	Hyundai	B	2015	X	—	Pool-TCO(5)	Q4 2021
Concorde(3)	84,000	Hyundai	B	2015	X	X	Time Charter(7)	Q1 2022
Cobra	84,000	Hyundai	B	2015	X	—	Pool-TCO(5)	Q3 2022
Continental	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Constitution	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Commodore	84,000	Hyundai	B	2015	X	—	Pool-TCO(5)	Q1 2023
Cresques(3)	84,000	Daewoo	C	2015	X	X	Pool(4)	—
Constellation	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Cheyenne	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Clermont	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Cratis	84,000	Daewoo	C	2015	X	X	Pool(4)	—
Chaparral	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Copernicus	84,000	Daewoo	C	2015	X	X	Pool(4)	—
Commander	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Challenger	84,000	Hyundai	B	2015	X	—	Pool-TCO(5)	Q4 2022
Caravelle	84,000	Hyundai	B	2016	X	—	Pool-TCO(5)	Q1 2022
Total	1,842,000

Time chartered-in VLGCs
Future Diamond(8)	80,876	Hyundai		2020	X	X	Pool(4)	—

(1)	Represents vessels with very low revolutions per minute, long‑stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Operated pursuant to a bareboat chartering agreement.
(4)	“Pool” indicates that the vessel operates in the Helios Pool on a voyage charter with a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(5)	“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(6)	Currently on a time charter with an oil major that began in November 2019.
(7)	Currently on time charter with a major oil company that began in March 2019.
(8)	Currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2023.

Market Outlook Update

Global seaborne LPG volumes during the first calendar quarter of 2021 decreased 1.7% year-over-year to 26.5 million tons. U.S. seaborne LPG exports, however, grew by 7.1% over the same period to 11.8 million tons.  Elevated U.S. exports were balanced by slightly declining Middle Eastern export volumes. Exports from the Middle East totaled 8.6 million tons of LPG during the quarter, a 6.6% year-over-year decrease.

During the quarter, Indian LPG imports reached a record high of 4.5 million tons, a 17.4% year-over-year increase, due in part to government plans to expand LPG connections by 10 million households in the east of the country. In China, the startup of three PDH plants with 1.9 million tons of annual throughput contributed to year-over-year growth of 14.6% to 4.6 million tons for the quarter. Import demand in Japan and South Korea, however, decreased following increased inventories resulting from heightened weather-related demand in the previous quarter.

For the first calendar quarter, the Baltic VLGC Index averaged $54 per metric ton, reaching a quarterly high of $119 per metric ton in early January. For the second calendar quarter to date, the Baltic Index has averaged $55 per metric ton.

Currently the VLGC orderbook stands at approximately 20% of the current global fleet. An additional 60 VLGCs, equivalent to roughly 5.5 million cbm of carrying capacity, are expected to be added to the global fleet by calendar year-end 2023. The average age of the global fleet is now approximately eight years old.

The above market outlook update is based on information, data and estimates derived from industry sources, and there can be no assurances that such trends will continue or that anticipated developments in freight rates, export volumes, the VLGC orderbook or other market indicators will materialize.  This information, data and estimates involve a number of assumptions and limitations, are subject to risks and uncertainties, and are subject to change based on various factors. You are cautioned not to give undue weight to such information, data and estimates. We have not independently verified any third-party information or verified that more recent information is not available.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as a chemical and refinery feedstock, as a transportation fuel and in agriculture. The LPG shipping market historically has been stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in the quarters ending June 30 and September 30 and relatively weaker during the quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth these short-term fluctuations and recent LPG shipping market activity has not yielded the expected seasonal results. To the extent any of our time charters expire during the typically weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition and operating results.

Financial Information

The following table presents our selected financial data (unaudited) and other information for the periods presented:

	Three months ended		Year ended
(in U.S. dollars, except fleet data)	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020
Statement of Operations Data
Revenues	$99,584,187	$95,201,771	$315,938,812	$333,429,998
Expenses			.	.
Voyage expenses	983,132	870,084	3,409,650	3,242,923
Charter hire expenses	4,509,000	3,680,692	18,135,580	9,861,898
Vessel operating expenses	20,192,311	18,833,607	78,219,869	71,478,369
Depreciation and amortization	17,115,902	16,812,288	68,462,476	66,262,530
General and administrative expenses	11,126,687	5,686,744	33,890,999	23,355,768
Total expenses	53,927,032	45,883,415	202,118,574	174,201,488
Other income—related parties	633,440	452,785	2,279,454	1,840,321
Operating income	46,290,595	49,771,141	116,099,692	161,068,831
Other income/(expenses)
Interest and finance costs	(5,756,551)	(8,325,981)	(27,596,124)	(36,105,541)
Interest income	152,083	356,894	421,464	1,458,725
Unrealized gain/(loss) on derivatives	3,250,466	(12,915,265)	7,202,880	(18,206,769)
Realized gain/(loss) on derivatives	(871,118)	608,957	(4,568,033)	2,800,374
Other gain/(loss), net	967,959	(70,355)	1,004,774	825,638
Total other income/(expenses), net	(2,257,161)	(20,345,750)	(23,535,039)	(49,227,573)
Net income	$44,033,434	$29,425,391	$92,564,653	$111,841,258
Earnings per common share—basic	0.93	0.56	1.86	2.08
Earnings per common share—diluted	$0.93	$0.56	$1.86	2.07
Financial Data
Adjusted EBITDA(1)	$65,015,047	$67,646,515	$188,555,935	$233,240,304
Fleet Data
Calendar days(2)	1,980	2,002	8,030	8,052
Time chartered-in days(3)	180	151	740	426
Available days(4)	2,091	1,982	8,505	8,088
Operating days(5)(8)	1,993	1,818	7,891	7,715
Fleet utilization(6)(8)	95.3%	91.7%	92.8%	95.4%
Average Daily Results
Time charter equivalent rate(7)(8)	$49,474	$51,888	$39,606	$42,798
Daily vessel operating expenses(9)	$10,198	$9,407	$9,741	$8,877

(1)	Adjusted EBITDA is an unaudited non-U.S. GAAP financial measure and represents net income before interest and finance costs, unrealized (gain)/loss on derivatives, realized (gain)/loss on interest rate swaps, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income. Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation (unaudited) of net income to Adjusted EBITDA for the periods presented:

	Three months ended		Year ended
(in U.S. dollars)	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020
Net income	$44,033,434	$29,425,391	$92,564,653	$111,841,258
Interest and finance costs	5,756,551	8,325,981	27,596,124	36,105,541
Unrealized (gain)/loss on derivatives	(3,250,466)	12,915,265	(7,202,880)	18,206,769
Realized (gain)/loss on interest rate swaps	871,118	(212,063)	3,779,363	(2,403,480)
Stock-based compensation expense	488,508	379,653	3,356,199	3,227,686
Depreciation and amortization	17,115,902	16,812,288	68,462,476	66,262,530
Adjusted EBITDA	$65,015,047	$67,646,515	$188,555,935	$233,240,304

(2)	We define calendar days as the total number of days in a period during which each vessel in our fleet was owned or operated pursuant to a bareboat charter. Calendar days are an indicator of the size of the fleet over a period and affect the amount of expenses that are recorded during that period.

(3)	We define time chartered-in days as the aggregate number of days in a period during which we time chartered-in vessels from third parties. Time chartered-in days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of charter hire expenses that are recorded during that period.

(4)	We define available days as the sum of calendar days and time chartered-in days (collectively representing our commercially-managed vessels) less aggregate off hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(5)	We define operating days as available days less the aggregate number of days that the commercially-managed vessels in our fleet are off‑hire for any reason other than scheduled maintenance. We use operating days to measure the number of days in a period that our operating vessels are on hire (refer to 8 below).

(6)	We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non-scheduled off hire days would reduce our operating days, and, therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(7)	Time charter equivalent rate, or TCE rate, is a non-U.S. GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period, which may not be calculated the same by other companies.

The following table sets forth a reconciliation (unaudited) of revenues to TCE rate for the periods presented:

	Three months ended		Year ended
(in U.S. dollars, except operating days)	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020
Numerator:
Revenues	$99,584,187	$95,201,771	$315,938,812	$333,429,998
Voyage expenses	(983,132)	(870,084)	(3,409,650)	(3,242,923)
Time charter equivalent	$98,601,055	$94,331,687	$312,529,162	$330,187,075

Pool adjustment*	(109,084)	(1,851,722)	5,579,857	(1,851,722)
Time charter equivalent excluding pool adjustment*	$98,491,971	$92,479,965	$318,109,019	$328,335,353

Denominator:
Operating days	1,993	1,818	7,891	7,715
TCE rate:
Time charter equivalent rate	$49,474	$51,888	$39,606	$42,798
TCE rate excluding pool adjustment*	$49,419	$50,869	$40,313	$42,558

* Adjusted for the effect of a reallocation of pool profits in accordance with the pool participation agreements due to adjustments related to speed and consumption performance of the vessels operating in the Helios Pool.

(8)	We determine operating days for each vessel based on the underlying vessel employment, including our vessels in the Helios Pool, or the Company Methodology. If we were to calculate operating days for each vessel within the Helios Pool as a variable rate time charter, or the Alternate Methodology, our operating days and fleet utilization would be increased with a corresponding reduction to our TCE rate. Operating data (unaudited) using both methodologies is as follows:

	Three months ended		Year ended
	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020
Company Methodology:
Operating Days	1,993	1,818	7,891	7,715
Fleet Utilization	95.3%	91.7%	92.8%	95.4%
Time charter equivalent rate	$49,474	$51,888	$39,606	$42,798

Alternate Methodology:
Operating Days	2,091	1,982	8,505	8,088
Fleet Utilization	100.0%	100.0%	100.0%	100.0%
Time charter equivalent rate	$47,155	$47,594	$36,747	$40,824

We believe that Our Methodology using the underlying vessel employment provides more meaningful insight into market conditions and the performance of our vessels.

(9)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with U.S. GAAP, we provide adjusted net income and adjusted EPS. We believe that adjusted net income and adjusted EPS are useful to investors in understanding our underlying performance and business trends.  Adjusted net income and adjusted EPS are not a measurement of financial performance or liquidity under U.S. GAAP; therefore, these non-U.S. GAAP financial measures should not be considered as an alternative or substitute for U.S. GAAP. The following table reconciles (unaudited) net income and EPS to adjusted net income and adjusted EPS, respectively, for the periods presented:

	Three months ended		Year ended
(in U.S. dollars, except share data)	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020
Net income	$44,033,434	$29,425,391	$92,564,653	$111,841,258
Unrealized (gain)/loss on derivatives	(3,250,466)	12,915,265	(7,202,880)	18,206,769
Adjusted net income	$40,782,968	$42,340,656	$85,361,773	$130,048,027

Earnings per common share—diluted	$0.93	$0.56	$1.86	$2.07
Unrealized (gain)/loss on derivatives	(0.07)	0.25	(0.15)	0.34
Adjusted earnings per common share—diluted	$0.86	$0.81	$1.71	$2.41

The following table presents our unaudited balance sheets as of the dates presented:

	As of	As of
	March 31, 2021	March 31, 2020
Assets
Current assets
Cash and cash equivalents	$79,330,007	$48,389,688
Restricted cash—current	5,315,951	3,370,178
Short-term investments	—	14,919,384
Trade receivables, net and accrued revenues	202,221	820,846
Due from related parties	56,191,375	66,847,701
Inventories	2,007,464	1,996,203
Prepaid expenses and other current assets	10,296,229	3,270,755
Total current assets	153,343,247	139,614,755
Fixed assets
Vessels, net	1,377,028,255	1,437,658,833
Other fixed assets, net	148,836	185,613
Total fixed assets	1,377,177,091	1,437,844,446
Other non-current assets
Deferred charges, net	10,158,202	7,336,726
Due from related parties—non-current	23,100,000	23,100,000
Restricted cash—non-current	81,241	35,629,261
Operating lease right-of-use assets	17,672,227	26,861,551
Other non-current assets	82,837	1,573,104
Total assets	$1,581,614,845	$1,671,959,843
Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$9,831,328	$13,552,796
Accrued expenses	8,765,264	4,080,952
Due to related parties	117,803	436,850
Deferred income	853,983	2,068,205
Derivative instruments	1,100,529	2,605,442
Current portion of long-term operating lease liabilities	9,591,447	9,212,589
Current portion of long-term debt	51,820,283	53,056,125
Total current liabilities	82,080,637	85,012,959
Long-term liabilities
Long-term debt—net of current portion and deferred financing fees	539,651,761	581,919,094
Long-term operating lease liabilities	8,080,995	17,651,939
Derivative instruments	3,454,862	9,152,829
Other long-term liabilities	1,521,260	1,170,824
Total long-term liabilities	552,708,878	609,894,686
Total liabilities	634,789,515	694,907,645
Commitments and contingencies
Shareholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued nor outstanding	—	—
Common stock, $0.01 par value, 450,000,000 shares authorized, 51,071,409 and 59,083,290 shares issued, 41,493,275 and 50,827,952 shares outstanding (net of treasury stock), as of March 31, 2021 and March 31, 2020, respectively	510,715	590,833
Additional paid-in-capital	756,776,217	866,809,371
Treasury stock, at cost; 9,578,134 and 8,255,338 shares as of March 31, 2021 and March 31, 2020, respectively	(99,862,114)	(87,183,865)
Retained earnings	289,400,512	196,835,859
Total shareholders’ equity	946,825,330	977,052,198
Total liabilities and shareholders’ equity	$1,581,614,845	$1,671,959,843

Conference Call

A conference call to discuss the results will be held today, May 19, 2021 at 10:00 a.m. ET. The conference call can be accessed live by dialing 1-877-407-9716, or for international callers, 1-201-493-6779, and requesting to be joined into the Dorian LPG call. A replay will be available at 1:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The pass code for the replay is 13719741. The replay will be available until May 26, 2021 at 11:59 p.m. ET.

A live webcast of the conference call will also be available under the investor section at www.dorianlpg.com. The information on our website does not form a part of and is not incorporated by reference into this press release.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG’s fleet currently consists of twenty-three modern VLGCs, including our nineteen new fuel-efficient 84,000 cbm ECO-design VLGCs, three 82,000 cbm VLGCs, and one time chartered-in VLGC. Dorian LPG has offices in Stamford, Connecticut, USA; London, United Kingdom; Copenhagen, Denmark; and Athens, Greece.

Forward-Looking Statements

This press release contains “forward-looking statements.” Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “forecasts,” “may,” “will,” “should” and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company’s current expectations and observations regarding future results, many of which, by their nature are inherently uncertain and outside of the Company’s control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company’s forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company’s actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young; Chief Financial Officer: Tel.: +1 (203) 674-9900 or IR@dorianlpg.com

Source: Dorian LPG Ltd.